THE SOMERSET GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
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                                                           Year Ended December 31,

                                                 1995             1994          1993
Income:
   Net sales                                 $11,178,000   $23,467,000   $14,555,000
      Cost of sales                            9,529,000    19,164,000    12,011,000
      Gross profit                             1,649,000     4,303,000     2,544,000
  Equity in earnings of First Indiana Corp.    3,938,000     2,616,000     3,614,000
  Dividend and interest income                   447,000        70,000        95,000
  Realized investment income                     107,000         ---           ---
  Gain on sale of assets                       1,293,000        76,000         ---
     Total income                              7,434,000     7,065,000     6,253,000

Expenses:
   Selling expenses                              210,000       568,000       488,000
   General and administrative expenses         1,390,000     1,927,000     1,623,000
   Interest expense                              286,000       438,000       511,000
      Total expenses                           1,886,000     2,933,000     2,622,000

Income before income taxes and minority inter  5,548,000     4,132,000     3,631,000
Income tax expense                             2,190,000     1,608,000     1,437,000
                                               3,358,000     2,524,000     2,194,000
   Minority interest in loss of subsidiary         ---          93,000        25,000

Net income                                    $3,358,000    $2,617,000    $2,219,000


Income per share                                   $1.61         $1.26         $1.10


Average shares outstanding                     2,084,581     2,077,819     2,025,238
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See accompanying Notes to Consolidated Financial Statements.

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